PLUMA, INC.

                              SALES INCENTIVE PLAN
I.       ADMINISTRATION
         The Company's Compensation Committee shall administer the Company's Sales Incentive Plan which is designed to create incentive for the Company's sales staff to increase customer sales.

II.      THE INCENTIVE PLAN
         Each year, the Company's Compensation Committee will establish a base level of annual sales volume (the "Sales Threshold") upon which the incentive sales bonus is calculated. At each fiscal year end, the Company subtracts the Sales Threshold from the Company's actual total nets sales for such year. This difference (the "Bonus Base") is the base amount upon which bonuses are determined for the Company's salespeople. In the event the Company's actual net sales for a fiscal year exceed the Sales Threshold, then each Company salesperson is entitled to the payment of a bonus determined by multiplying his or her base salary by a fraction, the numerator of which is the Bonus Base and the dominator of which is the Sales Threshold. The Sales Threshold is determined annually by the Company's Board of Directors after a recommendation from its Compensation Committee.